Exhibit 99.1

Plains All American Pipeline, L.P.

Unaudited pro forma condensed statement of combined operations of Plains All American Pipeline, L.P. for the year ended December 31, 2012, including the notes thereto.

PLAINS ALL AMERICAN PIPELINE, L.P.

INDEX TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

Introduction	F-2
Unaudited Pro Forma Condensed Statement of Combined Operations for the Year Ended December 31, 2012	F-3
Notes to the Unaudited Pro Forma Condensed Statement of Combined Operations	F-4

PLAINS ALL AMERICAN PIPELINE, L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

The following unaudited pro forma condensed statement of combined operations gives effect to the acquisition by Plains All American Pipeline, L.P. (“PAA”) of BP Canada Energy Company (“BPCEC”), also referred to as “the BP NGL acquisition”, and certain other acquisitions completed during the year ended December 31, 2012

The following unaudited pro forma condensed statement of combined operations for the year ended December 31, 2012 has been prepared as if the transactions described above had taken place on January 1, 2012.

The unaudited pro forma condensed statement of combined operations should be read in conjunction with and is qualified in its entirety by reference to the notes accompanying such unaudited pro forma financial statement as well as the historical financial statements and notes included in PAA’s Annual Report on Form 10-K for the year ended December 31, 2012 and the historical financial statements included in Exhibit 99.2 of our 8-K/A filed on May 29, 2012. The historical financial statements that are provided in the exhibits to that 8-K/A reflect the results of operations from, and the assets and liabilities that are a part of, the BP NGL Acquisition, which is referred to in such exhibits as “Project Argyle;” however, such historical financial statements also reflect certain assets and liabilities (and associated results of operations) that were not a part of the BP NGL Acquisition on the Closing Date. For the purposes of these pro forma financial statements and footnotes, we will refer to the historical financial statements of Project Argyle as the BPCEC historical financial statements.

The unaudited pro forma condensed statement of combined operations has been prepared giving effect to the acquisitions, which are accounted for as purchase business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations.” The unaudited pro forma financial statement is based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only.

The unaudited pro forma condensed statement of combined operations is not necessarily indicative of the results of the actual or future operations or financial condition that would have been achieved had the transactions occurred at the date assumed (as noted above). The actual results in the periods following the acquisition may differ significantly from those reflected in the unaudited pro forma condensed statement of combined operations for a number of reasons including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed combined financial data and the actual amounts.

The BPCEC historical financial statement information was prepared in accordance with International Financial Reporting Standards as adopted by the IASB (“IFRS”) which is a method of accounting different from accounting principles generally accepted in the United States of America (“U.S. GAAP”). However, no significant adjustments were necessary to conform the IFRS information to U.S. GAAP. The historical financial statement information for the other acquisitions was prepared in accordance with U.S. GAAP.

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

For the Year Ended December 31, 2012

(in millions, except per unit data)

		Historical
		BPCEC and
		Other
		Acquisitions
		Through
		Respective
	PAA	Acquisition	Pro Forma		PAA
	Historical	Dates	Adjustments		Pro Forma

Revenues	$37,797	$932	$—		$38,729
Costs and expenses
Purchases and related costs	34,368	795	(24	)(a)	35,133
			(6	)(b)
Field operating costs	1,180	75	—		1,255
General and administrative expenses	342	6	(11	)(c)	337
Depreciation and amortization	482	10	(11	)(d)	504
			21	(e)
			2	(b)
Total costs and expenses	36,372	886	(29)		37,229
Operating income	1,425	46	29		1,500
Other income/(expense)
Equity earnings in unconsolidated entities	38	—	—		38
Interest expense	(288)	(2)	(23	)(f)	(311)
			2	(g)
Other income/(expense), net	6	1	—		7
Income before tax	1,181	45	8		1,234
Income tax expense	(54)	5	(3	)(h)	(52)
Net income	1,127	50	5		1,182
Less: Net income attributable to noncontrolling interests	(33)	—	—		(33)
Net income attributable to PAA	$1,094	$50	$5		$1,149

Net income attributable to PAA
Limited partners	$789				$846
General partner	$305				$303

Net income per limited partner unit (basic and diluted)
Basic net income per limited partner units	$2.41				$2.57
Diluted net income per limited partner units	$2.40				$2.55

Limited partner units outstanding
Basic weighted average units outstanding	325		2	(i)	327
Diluted weighted average units outstanding	328		2	(i)	330

The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Statement of Combined Operations.

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

This unaudited pro forma condensed statement of combined operations and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by management; therefore, actual results could differ materially from the pro forma information. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein.  We believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

(1)         Completion of the BP NGL Acquisition

On April 1, 2012 PAA acquired all of the outstanding shares of BPCEC, an indirect subsidiary of BP Corporation North America (“BP North America”) from Amoco Canada International Holdings B.V. (the “Seller”). Total consideration for this acquisition (the “BP NGL Acquisition”), which was based on an October 1, 2011 effective date, was approximately $1.68 billion in cash, including $17 million of imputed interest, subject to working capital and other adjustments.

Upon completion of this acquisition, PAA became the indirect owner of all of BP North America’s Canadian-based natural gas liquids (“NGL”) business and certain of BP North America’s NGL assets located in the upper-Midwest United States (collectively, the “BP NGL Assets”). The BP NGL Assets acquired include varying ownership interests and contractual rights relating to approximately 2,600 miles of NGL pipelines (including mileage supporting the NGL facilities assets); approximately 13 million barrels of net usable NGL storage capacity; seven fractionation plants with annualized fractionation volumes of over 100,000 barrels per day; four straddle gas processing plants and two field gas processing plants with an aggregate net capacity of approximately six Bcf per day; and long-term and seasonal NGL inventories of approximately 8 million barrels upon closing. The acquired business also includes various third-party supply contracts at other field gas processing plants and a supply contract relating to a third-party owned straddle plant with throughput capacity of 2.5 Bcf per day, shipping arrangements on third-party NGL pipelines and long-term leases on 720 rail cars used to move product among various locations. PAA has also entered into an Integrated Supply and Trading Agreement, pursuant to which an affiliate of BP North America will, for a period of two years following the closing of the acquisition, continue to provide sourcing services for gas supply to feed certain of the straddle plants acquired as a result of this acquisition. The results of operations and assets and liabilities from this acquisition have been included in our consolidated financial statements since April 1, 2012.

The acquisition of BPCEC presented in this pro forma statement has been accounted for as a purchase business combination in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations.” The determination of the fair value of the assets and liabilities acquired is as follows (in millions):

		Average
		Depreciable
Description	Amount	Life (in years)
Working capital	$241	n/a
Property & Equipment	1,081	5 - 70
Linefill	85	n/a
Long-term inventory	165	n/a
Intangible assets (contract)	130	13
Goodwill	236	n/a
Deferred tax liability	(236)	n/a
Environmental liability	(14)	n/a
Other long-term liabilities	(5)	n/a
Total	$1,683

The purchase price was equal to the fair value of the net tangible and intangible assets acquired, excluding the resulting deferred tax liability and goodwill. The deferred tax liability is determined by the difference between the fair value of the acquired assets and liabilities and the tax basis for those assets and liabilities. The resulting liability gives rise to an equal and offsetting goodwill balance for this transaction.

The allocation of fair value to intangible assets above is comprised of a contract with a 13 year life.  Amortization of the contract under the declining balance method of amortization is estimated to be approximately $30 million, $10 million, $8 million, $7 million and $6 million for each of the five years beginning January 1, 2013.

The BP NGL Acquisition was pre-funded through various means, including the issuance of PAA’s common units and senior notes in March 2012 for net proceeds of approximately $1.69 billion. For purposes of the pro forma financial statements, we have assumed that the short-term portion of the acquisition (consisting of short-term inventory of approximately $132 million and cash acquired of approximately $120 million) was funded through short-term borrowings under PAA’s credit facilities. We assumed that the $120 million of short-term borrowings discussed above was immediately repaid through the cash acquired and thus, did not incur any additional interest expense. Total long-term funding was approximately $1.43 billion and we have assumed that $455 million was funded through PAA’s March 2012 equity issuance and the remaining balance of $976 million was funded through PAA’s March 2012 issuance of senior notes.

(2)         Other 2012 Acquisitions

During the year ended December 31, 2012, PAA completed several additional acquisitions for an aggregate consideration of approximately $653 million. The assets acquired primarily included crude oil and condensate gathering pipelines, a truck unloading terminal and trailers that are utilized in our Transportation segment, and crude oil rail terminals and terminal facilities included in our Facilities segment. We recognized goodwill of approximately $436 million related to these acquisitions.

Pro Forma Adjustments

(a)

Reflects the adjustments required to conform the BPCEC historical financial statements to PAA’s accounting policy for inventory costing. BPCEC’s inventory is valued at the lower of cost or net realizable value with cost determined by the first-in, first out method. PAA inventory is valued at the lower of cost or market with cost determined using an average cost method within specific inventory pools. The pro forma adjustments to conform the BPCEC financial statements to the PAA accounting policy impacts the cost of the inventory sold as reflected in Purchases and related costs in the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

(b)

Reflects adjustments to eliminate the income and expenses associated with certain assets and liabilities that were included in the BPCEC historical financial statements but were disposed of prior to closing the acquisition.

(c)

Reflects transaction and other costs that are directly attributable to the BP NGL Acquisition. Costs that had been incurred prior to closing the acquisition have been removed from General and administrative expenses on the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

(d)

Reflects the reversal of the historical depreciation and amortization recorded by BPCEC and the reversal of the depreciation and amortization included in the historical results of the other acquisitions that closed during the year ended December 31, 2012.

(e)

Reflects the depreciation and amortization on the property and equipment acquired in the BP NGL Acquisition and the depreciation on the property and equipment acquired in our other acquisitions that closed during the year ended December 31, 2012 based on the straight-line method of depreciation over remaining average useful lives ranging from 5 to 70 years. Also reflects the amortization of the intangible asset (contract) acquired in the BP NGL Acquisition on the declining balance method resulting in amortization expense of $13 million for the year ended December 31, 2012.

(f)

Reflects the adjustment to Interest expense for the increase in Short-term debt of $132 million to fund the BP NGL Acquisition and $628 million to fund the other acquisitions that closed during the year ended December 31, 2012 and for the increase in senior notes of $976 million to fund the BP NGL Acquisition. This adjustment assumes an interest rate applied to short-term debt of approximately 2% and an interest rate of 4.3% applied to the senior notes.

(g)	Reflects the reversal of the interest expense included in the historical results of the other acquisitions that closed during the year ended December 31, 2012.

(h)

Reflects the impact of the adjustments in footnotes a through g (above) on Income tax expense for the periods presented, based on the capitalization and financing structure of PAA’s Canadian subsidiaries.

(i)	Reflects the impact of the March 2012 issuance of PAA’s common units on the weighted average number of units outstanding.

Pro Forma Net Income Per Limited Partner Unit

Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the provisions of PAA’s limited partnership agreement, to the limited partner unitholders by the number of common units outstanding during the applicable periods. For purposes of this calculation, we assumed that distributions were equal to historical PAA distributions for the respective periods; all remaining excess earnings were assumed to be allocated between the limited partners and the general partner according to the contractual terms of the partnership agreement. If an additional portion of the earnings had been distributed to the general partner, then the pro forma net income available to limited partners would have decreased and consequently, the pro forma net income per limited partner unit would also have decreased. Because the limited partnership agreement requires us to distribute available cash rather than earnings reflected in our statement of operations and the pro forma net income per unit calculation has been prepared on an annual basis in lieu of a quarterly basis, actual cash distributions declared and paid by us may vary significantly from reported pro forma net income per limited partner unit.